BECKMAN INSTRUMENTS, INC.

                       RESTRICTED STOCK AWARD AGREEMENT


        THIS RESTRICTED STOCK AWARD AGREEMENT (this "Agreement") is dated as of the ____ day of _____________, between BECKMAN
INSTRUMENTS, INC., a Delaware corporation (the "Company"), and
_________________________ (the "Director").

                         W I T N E S S E T H

                 WHEREAS, the Company has adopted and the shareholders of the Company have approved the Beckman Instruments, Inc. Stock
Option Plan for Non-Employee Directors (the "Plan"); and

                  WHEREAS, the Plan has been amended to provide for the automatic issuance of the Company's Common Stock to eligible directors, subject to certain restrictions thereon; and

                  WHEREAS, the Director is not an employee of the Company, or a parent corporation, or a subsidiary of either, nor has the Director been an employee of any such entity for at least one year prior to the Award Date; and

                  WHEREAS, pursuant to Section 12 of the Plan, the Director has been granted an award of Restricted Stock ("Award") upon the terms and conditions hereinafter set forth;

                  NOW, THEREFORE, in consideration of the services rendered and to be rendered by the Director, the Company and the Director agree to the terms and conditions set forth herein (including the terms and conditions incorporated by reference from the Plan).

                  1. DEFINED TERMS. Capitalized terms not otherwise defined herein shall have the meaning assigned to such terms in the Plan.

                  1.1     "AWARD DATE" shall mean the date set forth in
      Section 2 upon which any shares are granted pursuant to this Agreement.

                  1.2 "CHANGE IN CONTROL" shall have the meaning stated herein and shall be deemed to occur if any of the following events occur: (a) any "person," as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), other than an employee benefit plan of the Company, or a trustee or other fiduciary holding securities under an employee benefit plan of the Company, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company's then outstanding voting securities; (b) individuals who, as of the date of this Agreement, constitute the Board of the Company (the "Incumbent Board"), cease for any reason to constitute at least a majority of the Board provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least a majority of the directors then composing the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Company, as such terms are used in Rule 14A-11 of Regulation 14A promulgated under the Exchange Act) shall be considered as though such person was a member of the Incumbent Board of the Company; (c) the stockholders of the Company approve a merger or consolidation with any other corporation, other than (A) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of another entity) more than 80% of the combined voting power of the voting securities of the Company or such other entity outstanding immediately after such merger or consolidation or
      (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person acquires 20% or more of the combined voting power of the Company's then outstanding voting securities; or
      (d) the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets. Notwithstanding the preceding sentence, a Change in Control shall not be deemed to have occurred if the "person" described in the preceding sentence is an underwriting syndicate which has acquired the ownership of 20% or more of the combined voting power of the Company's then outstanding voting securities solely in connection with a public offering of the Company's securities.

                 1.3 "COMMON STOCK" shall mean the common stock of the Company, par value $.10 per share.

                 1.4 "RESTRICTED STOCK" shall mean shares of Common Stock of the Company awarded under Section 2 of this Agreement and subject to the restrictions set forth herein.

                 1.5    "RETIREMENT" shall mean the Director's
      retirement pursuant to the Board's mandatory retirement policy as set forth in the Company's By-laws.

                 1.6    "TOTAL DISABILITY" shall mean that the Director
      (1) has terminated services as a member of the Board, and (2) at the date of such termination, is disabled within the meaning of Section 22(e)(3) of the Code or in accordance with such other definition as may be established by the Board.

                  2. AWARD OF RESTRICTED STOCK. Subject to the terms of this Agreement, the Company hereby grants to the Director an award with respect to an aggregate of 100 shares of Restricted
Stock (subject to adjustment as required by Section 7 of the Plan), effective as of ______________. Any additional shares attributable to the shares of Common Stock awarded pursuant to this Section 2 and received by the Director as a result of any stock dividend, recapitalization, merger, reorganization or similar event described in Section 7 of the Plan shall also be deemed Restricted Stock subject to the terms and conditions of this Agreement.

                  3. RESTRICTIONS ON TRANSFER. Restricted Stock may not be sold, assigned, transferred, pledged or otherwise disposed of, or encumbered, voluntarily or involuntarily, during the Restricted Period (as defined below), except as permitted hereby.
Upon issuance of the Restricted Stock award, the Director shall, upon the Company's request, provide further assurances and documents as the Board, in its sole discretion, may require to enforce such restrictions. The Restricted Period shall commence as the Award Date and shall terminate as follows:


        Date Shares Become                          Percentage of Shares
      Free From Restrictions                       Free From Restrictions


       Date of ____ Annual Shareholders Meeting           33%
       Date of ____ Annual Shareholders Meeting           33%
       Date of ____ Annual Shareholders Meeting           34%


                  4. FORFEITURE UPON TERMINATION OF SERVICE. If the Director ceases to serve as a member of the Board of Directors of the Company for any reason other than death, Total Disability or Retirement, all shares of Restricted Stock, which are then subject to any restrictions or transfer set forth in Section 3 above, shall upon such termination of service be forfeited and returned to the Company. If the Director terminates from service by reason of death, Total Disability or Retirement, all shares of Restricted Stock which are then subject to any restrictions set forth above shall automatically be made free from restrictions.

                  5. STOCK CERTIFICATE. Upon the award of the Restricted Stock to the Director, a stock certificate issued in respect of such shares of Restricted Stock shall be registered in the name of the Director and shall be deposited by the Director with the Company, or with a third party designated by the Board, together with a stock power endorsed in blank. The Company shall provide the Director with a receipt for such stock certificate acknowledging that the Company is holding such certificate pursuant to the terms of this Agreement.

                  All stock certificates for shares of Restricted Stock during the Restricted Period shall bear the following legend:

      "The transferability of this certificate and the shares of stock represented hereby are subject to the terms and conditions contained in an Agreement entered into between the registered owner and Beckman Instruments, Inc. A copy of such Agreement is on file in the office of the Secretary of Beckman Instruments, Inc., 2500 Harbor Boulevard, Fullerton, California 92834."

        With regard to any shares of Restricted Stock which cease to be subject to restrictions pursuant to Section 3, the Company shall, within a reasonable period after the date such shares cease to be subject to restrictions, transfer such shares free of all restrictions set forth in the Plan and this Agreement to the Director or, in the event of the Director's death, to the Director's legal representative, heir or legatee.

             6. SHAREHOLDER'S RIGHTS. Subject to the terms of this Agreement, during the Restricted Period, the Director shall be entitled to cash dividend and voting rights for the Restricted Stock even though the shares are not vested, provided that such rights shall terminate immediately as to any shares which cease to be eligible for vesting.

             7. CHANGE IN CONTROL. Notwithstanding anything else contained herein to the contrary, in the event that a Change in Control occurs while the Director is still serving upon the Board and before any forfeiture of shares of Restricted Stock has occurred, all shares of Restricted Stock which are then subject to any restrictions set forth above shall automatically be made free from restrictions as of the date of the Change in Control.

             8. REGULATORY COMPLIANCE. The issue and sale of shares of Restricted Stock shall be subject to full compliance with all then applicable requirements of law and the requirements of any stock exchange upon which the Common Stock of the Company may be listed.

             9. WITHHOLDING TAX. The Director agrees that, in the event the award of the Restricted Stock or the expiration of restrictions thereon results in the Director's realization of income which for federal, state or local income tax purposes is, in the opinion of counsel for the Company, subject to withholding of tax at source by the Company, the Company may retain or sell without notice sufficient shares of stock to cover the amount of any such tax required, remitting any balance to the Director; provided, however, the Director may pay to the Company an amount equal to such withholding tax.

              10. NOTICES. Any notice to be given to the Company under the terms of this Agreement shall be in writing and addressed to the Company at its principal office located at 2500 Harbor Boulevard, Fullerton, California 92834, Attention:
Company Secretary, and any notice to be given to the Director shall be addressed to him or her at the address given beneath the Director's signature hereto, or at such other address as either party may hereafter designate in writing to the other party.

              11. ENTIRE AGREEMENT; MODIFICATION. This Agreement constitutes the entire agreement between the parties hereto and supersedes any and all other written or oral agreements, understandings, representations or proposals made prior to or concurrently with the execution of the Agreement. No modification or amendment of this Agreement or any additional agreement concerning Restricted Stock will take effect unless it is approved by the Board and is in writing and signed by Director and the Secretary of the Company. Any modification, amendment, or additional agreement must expressly state the intention of the parties to modify or supplement the terms of this Agreement.

             12. CONDITIONS TO ISSUANCE OF STOCK CERTIFICATES. The Company shall not be required to issue or deliver any certificate or certificates for shares of Common Stock pursuant to this Agreement prior to fulfillment of all of the following conditions:

             (a) The admission of such shares to listing on all stock exchanges on which such class of stock is then listed; and

             (b) The completion of any registration or other qualification of such shares under any state or Federal law or under rulings or regulations of the Securities and Exchange Commission or of any other governmental regulatory body, which the Board shall, in its absolute discretion, deem necessary or advisable; and

             (c) The obtaining of any approval or other clearance from any state or federal governmental agency which the Board shall, in its absolute discretion, determine to be necessary or advisable; and

             (d) The lapse of such reasonable period of time as the Board may from time to time establish for reasons of administrative convenience.

             13. GENERAL TERMS. The award of Restricted Stock and this Agreement are subject to, and the Company and the Director agree to be bound by, the provisions of the Plan that apply to the Restricted Stock. Such provisions are incorporated herein by this reference. The Director acknowledges receiving a copy of the Plan and reading its applicable provisions. Provisions of the Plan that grant discretionary authority to the Company and the Board of Directors shall not create any rights in the Director, unless such rights are expressly set forth herein.

             IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first written above.

                                   "COMPANY"

                                 BECKMAN INSTRUMENTS, INC.,
                                 a Delaware corporation



                                  By:___________________________
                                     Name: William H. May
                                     Title: Vice President, General Counsel
                                             and Secretary


                                  "DIRECTOR"



                                  ________________________________
                                   (Signature)


                                   _______________________________
                                   (Print Name)


                                   _______________________________
                                   (Address)


                                   _______________________________
                                   (City, State, Zip Code)


                                   _______________________________
                                   (Social Security Number)